Exhibit 99.1

News Release

Contact:
Larry Vale
Keane Investor Relations
617-517-1290

Danielle Wuschke
Keane Public Relations
617-517-1445

Keane Reports Preliminary Financial Results for First Quarter 2007

BOSTON, May 8, 2007 — Keane, Inc. (NYSE: KEA), a leading business process and information technology (IT) services firm, today announced its preliminary results for the First Quarter ended March 31, 2007.

Keane’s revenues for the First Quarter of 2007 were $232.8 million, above the Company’s previous guidance as compared to revenues of $243.6 million in the First Quarter of 2006.  Net income for the First Quarter of 2007 was $8.6 million, compared to net income of $5.4 million in the First Quarter of 2006.  Results for the First Quarter of 2006 included a $1.3 million restructuring charge.  Diluted earnings per share (EPS) for the First Quarter of 2007 was $.14, above the Company’s previous guidance as compared to EPS of $.09 for the same period last year.

Keane’s management believes that cash performance is the primary driver of long-term per share value.  As such, we view diluted cash earnings per share (CEPS(1)) as an important indicator of performance that helps investors gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company’s performance.  CEPS was $.18 in the First Quarter of 2007, above the Company’s previous guidance as compared to CEPS of $.14 for the same period last year.

First Quarter 2007 Highlights

•      Client Engagements:  Keane secured new engagements with both new and existing clients, across multiple industries, including: Baker Hughes, TIAA-CREF, PSEG, Allianz,

(1) CEPS excludes amortization of intangible assets, stock-based compensation, and restructuring charges, net.  CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP) and is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.  See reconciliation of EPS to CEPS in the accompanying financial data schedules.

BNA, Dunnhumby Ltd., UBS, SABMiller, Nicor, Austin Mutual, and US Marine Corps.

•      Cash from Operations:  Keane generated cash from operations of $2.4 million in Q1 2007, and improved Days Sales Outstanding (DSO) to 64 days as of Q1 2007 compared to 69 days as of Q4 2006.

•      India Investment:  Keane increased its headcount in India by approximately 341 professionals in Q1 2007 to 3,657 professionals as compared to 3,316 professionals in Q4 2006.

“I want to thank all of our employees for their continued hard work and focus on fulfilling our commitments to clients and for supporting our company during this time of transition,” said Kirk Arnold, vice chair and president and chief executive officer of Keane.

Preliminary Results Subject to Change

As previously announced, the Securities and Exchange Commission (SEC) has contacted the Company requesting documents related to the Company’s stock option grants and stock option practices.  The Company’s board of directors has appointed a special committee of disinterested directors to initiate an inquiry into its stock option grants and stock option practices.  The special committee has retained independent legal counsel to assist in this inquiry.  The inquiry has not been completed.  All financial results described in this press release are preliminary and are subject to change when the company has completed the review described above.

Acquisition

As previously announced on February 7, 2007, Keane and Caritor, Inc., a global provider of IT services, entered into a definitive agreement for Caritor to acquire Keane for an all-cash purchase price of approximately $854 million.  The Special Meeting of Shareholders to vote on the merger between Keane and Caritor will be held on May 15, 2007 at the offices of WilmerHale, 60 State Street, Boston, Massachusetts, at 10:00 a.m., local time.

About Keane

In business since 1965, Keane, Inc. (NYSE: KEA) is a leading business process and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable, and sustainable business benefit.  As a trusted advisor and partner for its clients, Keane solves real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.

Specifically, Keane delivers highly synergistic application and business process services, including Application Development and Integration Services, Architecture Services, Application Outsourcing, Program Management, and Testing, as well as Business Transformation Services including Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Based in Boston, Mass., Keane delivers its services throughout the United States, Australia, Canada, India, and the United Kingdom.  For more information, visit www.keane.com.

Safe Harbor for Forward-Looking Statements:

Any statements in this press release about future expectations, plans and prospectus for Keane, including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of the closing, if at all, of the transactions contemplated by our agreement and plan of merger with Caritor, Inc., the timing and outcome of the review of stock option grants and stock option practices, political and economic conditions in India, the loss of one or more major clients, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Risk Factors” in Keane’s Current Report on Form 8-K dated April 13, 2007.  Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Keane, Inc.

Preliminary Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2007	2006
	(In thousands except per share amounts)
Revenues	$232,767	$243,577
Operating expenses
Salaries, wages, and other direct costs	164,294	173,251
Selling, general, and administrative expenses	51,952	55,882
Amortization of intangible assets	3,435	3,851
Restructuring charges, net	(61)	1,271
Operating income	13,147	9,322

Other income (expense)
Interest and dividend income	2,043	1,200
Interest expense	(1,533)	(1,396)
Other expense, net	(215)	(405)
Minority interest	27	(27)
Income before income taxes	13,469	8,694
Provision for income taxes	4,849	3,304
Net income	8,620	5,390

Basic earnings per share	$0.15	$0.09

Diluted earnings per share	$0.14	$0.09

Basic weighted average common shares outstanding	58,697	58,131
Diluted weighted average common shares and common share equivalents outstanding	67,241	66,630

Reconciliation of GAAP Diluted EPS to CEPS (1)

	Three Months Ended March 31,
	2007	2006
Net income	$8,620	$5,390
Add (Subtract):
Interest expense related to convertible debentures	970	970
Related tax effect	(396)	(396)
Net income for Diluted EPS	$9,194	$5,964
Amortization of intangible assets and stock-based compensation	4,467	4,373
Restructuring charges, net	(61)	1,271
Related tax effect	(1,586)	(2,145)
Adjusted net income for CEPS	$12,014	$9,463
Diluted CEPS	$0.18	$0.14

(1)   Keane’s management believes that cash performance is the primary driver of long-term per share value.  As such, Keane’s management views diluted cash earnings per share (CEPS) as an important indicator of performance that helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company’s performance.  CEPS excludes amortization of intangible assets, stock-based compensation, and restructuring charges, net. CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP) and is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

The information contained in this preliminary unaudited earnings release may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

Keane, Inc.

Preliminary Condensed Consolidated Balance Sheets (Unaudited)

	As of March 31,	As of December 31,
	2007	2006
	(In thousands)
Assets
Current:
Cash and cash equivalents	$111,931	$107,145
Restricted cash	274	236
Marketable securities	79,208	78,442
Accounts receivable, net	170,504	169,312
Prepaid expenses and deferred taxes and other current assets	25,701	27,633
Total current assets	387,618	382,768

Marketable securities, long-term	$8,835	$14,170
Property and equipment, net	72,779	73,103
Goodwill	325,187	325,136
Customer lists, net	26,158	29,067
Other intangible assets, net	2,466	2,992
Deferred contract costs associated with the TTA agreement	51,370	37,004
Other assets, net	13,808	13,925
Total assets	$888,221	$878,165

Liabilities
Current:
Short-term debt	$1	$1
Accounts payable	13,175	10,250
Accrued restructuring	1,372	1,498
Deferred revenue	13,835	15,154
Accrued compensation	31,122	41,984
Accrued expenses and other current liabilities	45,766	45,556
Total current liabilities	105,271	114,443

Long-term debt	150,000	150,000
Accrued long-term building costs	38,261	38,416
Accrued long-term restructuring	2,204	2,500
Other long-term liabilities	17,773	17,885
Deferred long-term revenue	33,769	26,957
Deferred income taxes	39,632	37,135
Total liabilities	386,910	387,336

Minority interest	3,729	3,756

Equity
Stockholders’ equity (1)	497,582	487,073
Total liabilities and stockholders’ equity	$888,221	$878,165

(1)   Stockholders’ equity at March 31, 2007 includes a reduction of $1.5 million to the beginning balance, upon the adoption FIN 48 "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109" on 1/1/07.

The information contained in this preliminary unaudited earnings release may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

Keane, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2007	2006

Cash flows from operating activities:
Net income	$8,620	$5,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,147	7,518
Changes in operating assets and liabilities, net of acquisitions and other, net	(13,328)	(34,809)
Net cash provided by (used for) operating activities	2,439	(21,901)

Cash flows from investing activities:
Proceeds from sales and maturities of investments, net of purchases	4,696	13,681
Purchase of property and equipment	(3,326)	(2,998)
Other, net	(12)	412
Net cash provided by investing activities	1,358	11,095

Cash flows from financing activities:
Proceeds from issuance of common stock	969	4,469
Repurchase of common stock	—	(4,331)
Other, net	—	(1)
Net cash provided by financing activities	969	137
Effect of exchange rate changes on cash	20	290
Net increase (decrease) in cash and cash equivalents	4,786	(10,379)
Cash and cash equivalents at beginning of period	107,145	71,570
Cash and cash equivalents at end of period	$111,931	$61,191

The information contained in this preliminary unaudited earnings release may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

Keane, Inc.

Selected Financial Data (Unaudited)

	Three Months Ended March 31,
			Increase (Decrease)
	2007	2006	$	%
	(Dollars in thousands)
Reconciliation of GAAP Net Income to EBITDA (1)
Net income	$8,620	$5,390	$3,230	59.9%
Add (Subtract):
Provision for income taxes	4,849	3,304	1,545	46.8%
Amortization of intangible assets	3,435	3,851	(416)	-10.8%
Stock-based compensation, allocated as follows:
Salaries, wages and other direct costs	10	14	(4)	-28.6%
Selling, general and administrative expenses	1,022	508	514	101.2%
Restructuring charges, net	(61)	1,271	(1,332)	-104.8%
Depreciation	3,712	3,667	45	1.2%
Interest and dividend income	(2,043)	(1,200)	(843)	70.3%
Interest expense	1,533	1,396	137	9.8%
EBITDA	$21,077	$18,201	$2,876	15.8%

Service Line Revenues
Outsourcing	$119,163	$120,344	$(1,181)	-1.0%
Development & Integration	40,462	41,006	(544)	-1.3%
Other Services	73,142	82,227	(9,085)	-11.0%
Total	$232,767	$243,577	$(10,810)	-4.4%

Service Line Bookings (2)
Outsourcing	$78,489	$92,848	$(14,359)	-15.5%
Development & Integration	89,613	47,743	41,870	87.7%
Other Services	82,490	103,592	(21,102)	-20.4%
Total	$250,592	$244,183	$6,409	2.6%

Gross Margin
Revenues	$232,767	$243,577	$(10,810)	-4.4%
Salaries, wages, and other direct costs	(164,294)	(173,251)	(8,957)	-5.2%
Gross Margin	$68,473	$70,326	$(1,853)	-2.6%
Gross Margin %	29.4%	28.9%

Days Sales Outstanding (DSO) (3)	64	60	4	n/m

n/m:  Not meaningful

(1)   EBITDA represents earnings before net interest, income taxes, depreciation, amortization of intangible assets, stock-based compensation and restructuring charges, net. EBITDA is a non-GAAP (Generally Accepted Accounting Principles) financial measure that Keane’s management believes is an important indicator of Keane’s liquidity.  Keane’s calculation of EBITDA may not be consistent with EBITDA measures of other companies. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the condensed consolidated statements of income.

(2)   Bookings represent the engagement value of contracts signed in the current reporting period.

(3)   DSO is calculated using trailing three months total revenues divided by the number of days in the period to determine daily revenues.  The average accounts receivable balance for the three-month period is then divided by daily revenues.

The information contained in this preliminary unaudited earnings release may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.